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                                                                     Exhibit 3.7

                    COMPOSITE OF AMENDMENTS TO ARTICLES OF
                     INCORPORATION OF AEROSONIC CORPORATION
                 (PREPARED BY THE REGISTRANT AND NOT FILED WITH
                THE SECRETARY OF STATE OF THE STATE OF DELAWARE)

THIS DOCUMENT IS A COMPOSITE CREATED BY AEROSONIC CORPORATION TO COMPLY WITH
THE REQUIREMENT OF ITEM 601(b)(3)(i) OF REGULATION S-K THAT A COMPLETE COPY OF THE REGISTRANT'S CERTIFICATE OF INCORPORATION, AS AMENDED, BE FILED AS AN EXHIBIT. THIS DOCUMENT HAS NOT BEEN FILED WITH THE SECRETARY OF STATE OF THE STATE OF DELAWARE IN ITS CURRENT FORM. RATHER, AEROSONIC CORPORATION HAS FILED A RESTATED CERTIFICATE OF INCORPORATION AND AMENDMENTS THERETO, EACH OF WHICH ARE BEING FILED AS EXHIBITS TO THIS REPORT. TEXT ADDED OR DELETED BY AMENDMENTS IS IDENTIFIED BELOW.

                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                              AEROSONIC CORPORATION
      [On September 21, 1970, the name of the Corporation was changed from
        "Instrument Technology Corporation" to "Aerosonic Corporation".]

                 (The original Certificate of Incorporation was
                  filed with the Secretary of State of Delaware
                             on December 26, 1968.)

     FIRST. The name of the corporation is Aerosonic Corporation.

[On September 21, 1970, the Restated Certificate of Incorporation was amended by deleting "The name of the corporation is INSTRUMENT TECHNOLOGY CORPORATION.", and inserting "The name of the corporation is Aerosonic Corporation." in lieu thereof.]

     SECOND. The address of its registered office in the State of Delaware is No. 100 West Tenth Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

     THIRD. The nature of the business or purposes to be conducted or promoted is:

     To manufacture, produce, assemble, disassemble, fabricate, import, lease, purchase or otherwise acquire, invest in, own, hold, use, license the use of, install, handle, maintain, service, repair, recondition, certify for use under government regulation, sell, pledge, mortgage, exchange, export, import, lease, assign, dispose of, trade, and deal in and with airplanes, aircraft parts and equipment, navigation, electronic, electrical, electro-mechanical, telecommunication, communication, microwave telephone, radio, sonar, and radar and television devices, equipment, components, supplies, parts, apparatus appliances, tools and machinery.

     To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     To manufacture, purchase or otherwise acquire, invest in, own, mortgage, pledge, sell, assign and transfer or otherwise dispose of, trade, deal in and deal with goods, wares and merchandise and personal property of every class and description.

     To acquire, and pay for in cash, stock or bonds of this corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation.

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     To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks and trade names, relating to or useful in connection with any business of this corporation.

     To acquire by purchase, subscription or otherwise, and to receive, hold, own, guarantee, sell, assign, exchange, transfer, mortgage, pledge or otherwise dispose of or deal in and with any of the shares of the capital stock, or any voting trust certificates in respect of the shares of capital stock, scrip, warrants, rights, bonds, debentures, notes, trust receipts, and other securities, obligations, choses in action and evidences of indebtedness or interest issued or created by any corporations, joint stock companies, syndicates, associations, firms, trusts or persons, public or private, or by the government of the United States of America, or by any foreign government, or by any state, territory, province, municipality or other political subdivision or by any governmental agency, and as owner thereof to possess and exercise all the rights, powers and privileges of ownership, including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable or the preservation, protection, and improvement of the value thereof.

     To borrow or raise moneys for any of the purposes of the corporation from time to time without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds or other obligations of the corporation for its corporate purposes.

     To purchase, receive, take by grant, gift, devise, bequest or otherwise, lease, or otherwise acquire, own, hold, improve, employ, use and otherwise deal in and with real or personal property, or any interest therein, wherever situated, and to sell, convey, lease, exchange, transfer or otherwise dispose of, or mortgage or pledge, all or any of the corporation's property and assets, or any interest therein, wherever situated.

     In general, to possess and exercise all the powers and privileges granted by the General Corporation Law of Delaware or by any other law of Delaware or by this certificate of incorporation together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the corporation.

     The business and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in nowise limited or restricted by reference to, or inference from, the terms of any other clause in this certificate of incorporation, but the business and purposes specified in each of the foregoing clauses of this article shall be regarded as independent business and purposes.

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     FOURTH.

     This corporation shall have authority to issue 8,000,000 shares of Common Stock with a par value of $.40 per share. The holders of Common Stock shall be entitled to one vote for each share held at all meetings of the Stockholders of the Corporation, and such shares shall be fully paid and non-assessable.

     [On August 6, 1971, Clause (b) of Article Fourth was amended by deleting "(b) Four Million (4,000,000) shares of Common Stock, and the par value of each of such shares is Ten Cents ($.10) amounting in the aggregate to Four Hundred Thousand ($400,000) Dollars" and inserting in lieu thereof "(b) Four Million (4,000,000) shares of Common Stock, and the par value of each of such shares is Forty Cents ($0.40) amounting in the aggregate to One Million Six Hundred Thousand ($1,600,000)Dollars. The stated capital of the Corporation shall be at least equal to the sum of the aggregate part value of all issued shares, plus such amounts as from time to time, by resolution of the Board of Directors, may be transferred thereto". On February 12, 1993, Clauses (a) and (b) of Article Fourth, as amended, were deleted in there entirety and replaced with "This corporation shall have authority to issue 8,000,000 shares of Common Stock with a par value of $.40 per share. The holders of Common Stock shall be entitled to one vote for each share held at all meetings of the Stockholders of the Corporation, and such shares shall be fully paid and nonassessable." Prior to such February 12, 1993 amendment, Clause (b) of Article Fourth read as set forth above and Clause (a) read as follows "This corporation shall have authority to issue two classes of capital stock, as follows: (a) Four Hundred Thousand (400,000) shares of Class A nonvoting Preferred with a par value of each of such shares of ONE ($1.00) DOLLAR, amounting in the aggregate to Four Hundred Thousand ($400,000) Dollars. To the extent available from retained earnings, each share shall receive semi-annually on the first day of February and the first day of August of each year a dividend of Six Cents ($.06) per share. All unpaid dividends shall be cumulative and paid as retained earnings become available. No dividend on Common Stock may be paid until all cumulative Preferred dividends are fully paid. Each Class A share shall participate equally with each Common share, in the receipt of dividends declared by the Corporation in its capital stock, in securities other than its own stock, and in property other than cash. The value of such dividend shall be credited against all cumulative unpaid dividends. For this purpose value is hereby defined to be fair market value to the extent it can be ascertained at the dividends declaration date, or, if not ascertainable, the book value thereof at the declaration date. The corporation shall not be consolidated nor merged into any other company nor shall all or substantially all of its property be sold as an entirety, without an affirmative vote of a majority of the Class A Preferred shares. Upon liquidation of the Corporation, in preference to any distribution on Common Stock, each share of Preferred stock shall be entitled to Two ($2.00) Dollars per share and all accumulated unpaid dividends. After March 1, 1974, any share of Class A Preferred Stock is redeemable by the Corporation at a price of Three ($3.00) Dollars per share, upon the giving of not less than thirty (30) days' notice prior to the date fixed for redemption, registered mail, return receipt requested, provided that the holder of any Preferred share may convert to Common Stock at any time prior to the expiration of such thirty (30) days' notice.]

     FIFTH. The corporation is to have perpetual existence.

     SIXTH. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

     To make, alter or repeal the by-laws of the corporation.

     To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

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     To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

     By a majority of the whole board, to designate one or more committees, each committee to consist of two or more of the directors of the corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution or in the by-laws of the corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; provided, however, the by-laws may provide that in the absence or disqualification of any member of such committee or committees, the member or members thereof, present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member.

When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders' meeting duly called upon such notice as is required by statute, or when authorized by the written consent of the holders of a majority of the voting stock issued and outstanding, to sell, lease or exchange all or substantially all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the corporation.

     SEVENTH. Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class. of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware/may, on the application in a summary way of this corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of Trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangements, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

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     EIGHTH. Meetings of stockholders may be held within or without the State of
Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statues) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

     NINTH. The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

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